Exhibit 7

EXECUTION VERSION

WAIVER AND AMENDMENT OF INVESTMENT AGREEMENT

This waiver and amendment agreement (this “Letter Agreement”) dated as of March 13, 2017 is made by and between NCR Corporation (the “Company”) and the Blackstone Entities set forth on the signature pages hereto (the “Blackstone Entities”).

WHEREAS, reference is made to that certain Investment Agreement, dated as of November 11, 2015 by and among the Company and the other entities listed on the signature pages thereto (the “Investment Agreement”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Investment Agreement.

WHEREAS, the Blackstone Entities collectively own, in the aggregate, 878,855 shares of the Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) as of the date hereof;

WHEREAS, each share of Series A Preferred Stock is convertible into approximately 33.333 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) at any time at the option of the Blackstone Entities;

WHEREAS, the Blackstone Entities expect to convert 90,000 shares of Series A Preferred Stock into 3,002,753 shares of Common Stock in connection with the transactions contemplated by this Letter Agreement;

WHEREAS, the Company expects to repurchase the shares of Common Stock to be issued upon conversion of the Series A Preferred Stock held by the Blackstone Entities at the price and upon the terms and conditions provided in that certain Purchase Agreement, dated March 10, 2017, by and among the Company and the Blackstone Entities (such agreement, the “Purchase Agreement,” and such repurchase, the “Repurchase”); and

WHEREAS, the Blackstone Entities and the Company intend to commence an underwritten public offering (the “Public Offering”) of up to 342,000 shares of Series A Preferred Stock held by the Blackstone Entities (the “Underwritten Shares”) pursuant to an Underwriting Agreement by and among the Company, the Blackstone Entities and the underwriters named therein (the “Underwriting Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Waiver of Transfer Restrictions. Notwithstanding anything to the contrary in the Investment Agreement, including, but not limited to, Section 5.08 thereof, the Company hereby agrees that the Blackstone Entities may Transfer the Underwritten Shares pursuant to the Public Offering and sell shares of Common Stock to the Company in the Repurchase (collectively, the “Contemplated Transfers”), and such Contemplated Transfers shall not be deemed to constitute a violation of any portion of the Investment Agreement, including, but not limited to Section 5.08 of the Investment Agreement, and the Company hereby irrevocably waives Section 5.08 of the Investment Agreement with respect to such Contemplated Transfers and acknowledges and agrees that such Contemplated Transfers shall not constitute a breach of the Investment Agreement or the Transaction Documents.

2. Amendment of Transfer Restrictions; Voting. Pursuant to Section 8.01 and Section 8.02 of the Investment Agreement, the Company and the Blackstone Entities hereby agree that the references to “the 18-month anniversary of the Closing Date” set forth in Sections 5.08(a) and 5.08(e) of the Investment Agreement shall be amended to be references to “December 1, 2017” solely with respect to the Series A Preferred Stock (or Common Stock issuable upon conversion of Series A Preferred Stock) held by the Blackstone Entities after the consummation of the Public Offering. Notwithstanding anything to the contrary in Section 5.11 of the Investment Agreement, in connection with any vote of stockholders of the Company having a record date prior to the consummation of the Repurchase or the Public Offering, the Blackstone Entities shall cause any shares of Series A Preferred Stock transferred in the Repurchase or Public Offering to be voted as contemplated by Section 5.11 as if such shares remained beneficially owned by the Blackstone Entities.

3. Remaining Effect. Except as amended herein, and except with respect to the waivers contemplated herein, the Investment Agreement continues in full force and effect without change thereto.

4. Counterparts. This Letter Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

5. Miscellaneous. Article VIII of the Investment Agreement (other than the provisos to Section 8.11) is hereby incorporated into this Amendment by reference, mutatis mutandis, as if such provisions were fully set forth herein; provided that, the notice parties for the Company set forth in Section 8.09 are hereby amended to conform to Section 5 of the Purchase Agreement.

6. Effectiveness. This Letter Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first written above.

Very truly yours,

NCR CORPORATION

By:	/s/ Edward Gallagher
Name: Edward Gallagher
Title: General Counsel

[Signature page to Letter Agreement re: Transfer Restrictions]

Accepted and agreed to as of the date first written above:

BLACKSTONE BCP VI SBS ESC HOLDCO L.P.

By: BCP VI Side-by-Side GP L.L.C., its General Partner

By:	/s/ Martin J. Brand
Name: Martin J. Brand
Title: Senior Managing Director

BLACKSTONE NCR HOLDCO L.P.

By: Blackstone Management Associates VI L.L.C., its General Partner

By:	BMA VI L.L.C., its Sole Member

By:	/s/ Martin J. Brand
Name: Martin J. Brand
Title: Senior Managing Director

BTO NCR HOLDINGS – ESC L.P.

By: BTO Holdings Manager L.L.C., its General Partner

By: Blackstone Tactical Opportunities Associates L.L.C., its Managing Member

By:	BTOA L.L.C., its Sole Member

By:	/s/ Christopher James
Name: Christopher James
Title: Senior Managing Director

BTO NCR HOLDINGS L.P.

By: BTO Holdings Manager L.L.C., its General Partner

By: Blackstone Tactical Opportunities Associates L.L.C., its Managing Member

By:	BTOA L.L.C., its Sole Member

By:	/s/ Christopher James
Name: Christopher James
Title: Senior Managing Director

[Signature page to Letter Agreement re: Transfer Restrictions]